Exhibit 3.01

ARTICLES OF INCORPORATION

OF

MENU SITES, INC.

FIRST:

The name of the corporation is Menu Sites, Inc. (the “Corporation”)

SECOND:

The aggregate number of shares which the Corporation shall have authority to issue is FORTY MILLION (40,000,000) SHARES of capital stock, $.001 par value.

THIRD:

The Corporation is organized for the purpose of transacting any and all lawful business.

FOURTH:

The number of directors constituting the initial Board of Directors of the Corporation is one and the name and address of the person to serve as the initial director is:

Larry M. Reid

4 Via Lucindia North

Stuart, Florida 34996

FIFTH:

The name and address of the incorporator, the street address of the Corporation’s initial registered office and the name of its initial registered agent at that office are:

Larry M. Reid

4 Via Lucindia North

Stuart, Florida 34996

SIXTH:

The street address of the initial principal office and the mailing address of the Corporation is:

4149 Burns Road

Palm Beach Gardens, Florida 33410

SEVENTH:

The Corporation elects not to be goverened by Section 607.0901 of the Florida Business Corporation Act.

Dated: November 4, 1999

___/s/ Larry M. Reid______

Incorporator and Initial Registered Agent

ACCEPTANCE OF REGISTERED AGENT

The undersigned registered agent for Menu Sites, Inc. hereby accepts such appointment and is familiar with, and accepts the obligations of that position.

/s/ Larry M. Reid__________

Larry M. Reid